UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:  John Hancock Strategic Diversified Income Fund

Address of Principal Business Office:

601 Congress Street

Boston, Massachusetts  02210

Telephone Number:  1-800-344-1029

Name and address of agent for service of process:

Thomas M. Kinzler, ESQ.

601 Congress Street

Boston, Massachusetts 02210-2805

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [X]   NO [ ]

BOS-1510562 v4

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 7th of March, 2012.

JOHN HANCOCK STRATEGIC DIVERSIFIED INCOME FUND

By:         /s/ Keith F. Hartstein

              Keith F. Hartstein

              President and Chief Executive Officer

Attest:              /s/ Kinga Kapuscinski

Kinga Kapuscinski

Assistant Secretary